CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Mutual Fund Series Trust relating to the financial statements and financial highlights of Eventide Gilead Fund, Eventide Healthcare & Life Sciences Fund, Eventide Balanced Fund (formerly, the Eventide Multi-Asset Income Fund), Eventide Dividend Opportunities Fund, Eventide Limitied-Term Bond Fund, Eventide Exponential Technologies Fund and Eventide Core Bond Fund, each a series of shares of beneficial interest in Mutual Fund Series Trust. Such financial statements and financial highlights appear in the June 30, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

October 23, 2023